CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-84689 for the Steelcase Inc. Deferred Compensation Plan and Registration Statement Nos. 333-46711, 333- 50964, 333-102361, and 333-146530 for the Steelcase Inc. Incentive Compensation Plan, all on Form S-8, of our reports dated April 14, 2017, relating to the financial statements and financial statement schedule of Steelcase Inc. and the effectiveness of Steelcase Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Steelcase Inc. for the year ended February 24, 2017.

/s/    Deloitte & Touche LLP
Grand Rapids, Michigan
April 14, 2017